Exhibit 99.1

News

For immediate release
NYSE: BWS

Contacts:
Investors and Media
Peggy Reilly Tharp, Brown Shoe
(314) 854-4134, ptharp@brownshoe.com

Brown Shoe Completes Exchange Offer for its 7⅛% Senior Notes due 2019

ST. LOUIS, Sept. 7, 2011 – Brown Shoe Company, Inc. (NYSE: BWS, www.brownshoe.com) announced today the completion of its offer to exchange up to $200 million of its 7⅛% Senior Notes due 2019 which have been registered under the Securities Act of 1933 (the Exchange Notes) in exchange for $200 million of its outstanding 7⅛% Senior Notes due 2019, which were issued May 11, 2011, in a private placement (the Private Notes).

The exchange offer expired at 5.00 p.m. ET on Sept. 6, 2011, at which time $200 million aggregate principal amount of the Private Notes had been tendered and not withdrawn. The company has accepted for exchange all Private Notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security. The exchange offer was made solely by the prospectus dated August 4, 2011, and the related letter of transmittal.
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About Brown Shoe Company, Inc.
Brown Shoe is a $2.7 billion global footwear company. Brown Shoe's Retail division operates Famous Footwear(TM), a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 250 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer® brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's®, LifeStride®, Sam Edelman®, Franco Sarto(TM), Via Spiga®, Etienne Aigner(TM), Vera Wang Lavender(TM), Avia®, ryka® and Buster Brown(TM). Brown Shoe press releases are available on the Company's website at www.brownshoe.com.